Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS Q2 2008 RESULTS

OPERATING INCOME IMPROVEMENT CONTINUES

EDGEWOOD, NY – August 4, 2008 – TII Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported improved operating income and net income for the three and six months ended June 30, 2008.

Net sales for the three months ended June 30, 2008 were $9.9 million compared to $13.7 million in the comparable prior year period, a decrease of $3.9 million or 28.1%. Net sales for the six months ended June 30, 2008 were $18.7 million compared to $22.2 million in the comparable prior year period, a decrease of $3.4 million or 15.5%. The decrease was primarily due to a lower level of sales of the Company’s HomePlug® products in the second quarter of 2008 than in the same period in 2007, when the Company began initial shipments of those products under a contract won in 2007.

During the three months ended June 30, 2008 and 2007, gross profit was $3.5 million, while gross profit margin improved to 35.7% from 25.8%. During the six months ended June 30, 2008 gross profit was $6.8 million, compared to $6.3 million in the prior year period, an increase of $440,000 or 6.9%, while gross profit margin improved to 36.2% from 28.6%. The improvement in gross profit margin in the 2008 periods over the 2007 periods was primarily due to (a) cost savings resulting from the consolidation of our Puerto Rico operations into our facility in Edgewood, New York, (b) the absence of related severance charges recorded in the prior year periods. There were no such severance charges recorded in the current year periods and (c) a change in product mix.

During the three months ended June 30, 2008, operating expenses were $2.9 million compared to $3.1 million in the prior year period, a decrease of $291,000 or 9.3%. During the six months ended June 30, 2008, operating expenses were $5.9 million compared to $6.2 million in the prior year period, a decrease of $343,000 or 5.5%. The decrease in operating expenses in the 2008 periods from the 2007 periods was primarily due to decreases in salary and related benefits expenses resulting from a decrease in headcount.

Net income was $369,000 for the three months ended June 30, 2008 compared to $169,000 for the comparable prior year period, an improvement of $200,000. The current period results included a tax provision of $309,000 compared to $267,000 in the prior year comparable period. Earnings per share on a basic and diluted basis for the three months ended June 30, 2008 was $0.03 compared to $0.01 for the comparable prior year period.

Net income was $519,000 for the six months ended June 30, 2008 compared to $12,000 for the comparable prior year period, an improvement of $507,000. The current period results included a tax provision of $399,000 compared to $181,000 in the prior year comparable period. Earnings per share on a basic and diluted basis for the six months ended June 30, 2008 was $0.04 compared to $0.00 for the comparable prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “We are very pleased with the sequential improvement in sales and earnings over the first quarter of this year, as we continue to realize the benefits of the operational changes we made last year, evidenced by higher margins, lower expenses and, most importantly, increased operating income. While inventories are higher than normal, with presently anticipated sales, inventories should be back at traditional levels by year end.

We are seeing the effects of the economic slow-down on our markets, but we believe the investments we have made in our business model over the last year and the continued successful execution of our strategy will enable us to continue to realize improved financial results.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in designing, manufacturing and marketing network products for the communications industry. Our products are critical to the delivery of voice, video and data services by the service providers and include:  network interface devices (“NIDs”), network gateways or intelligent NIDs (“iNIDs”), home networking, overvoltage surge protection and connectivity solutions. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors, including, but not limited to, those factors discussed below and elsewhere in this document. We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report. Among those factors are:

•

the ability to market and sell products to new markets beyond our principal copper-based Telco market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	general economic and business conditions, especially as they pertain to the Telco industry;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets we are seeking to penetrate;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and ability to win new contracts;
•	potential changes in customers’ spending and purchasing policies and practices;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•	weather and similar conditions, particularly the effect of typhoons on our assembly and warehouse facilities in the Pacific Rim;
•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000

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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net sales	$9,876	$13,731	$18,727	$22,158
Cost of sales	6,349	10,184	11,948	15,819

Gross profit	3,527	3,547	6,779	6,339

Operating expenses:
Selling, general and administrative	2,353	2,647	4,760	5,215
Research and development	501	498	1,123	1,011
Total operating expenses	2,854	3,145	5,883	6,226

Operating income	673	402	896	113

Interest expense	(4)	(6)	(4)	(6)
Interest income	9	38	26	85
Other expense	—	2	—	1

Income before income taxes	678	436	918	193

Income tax provision	309	267	399	181

Net income	$369	$169	$519	$12

Net income per common share:
Basic and Diluted	$0.03	$0.01	$0.04	$0.00

Weighted average common shares outstanding:
Basic	13,546	12,726	13,520	12,669
Diluted	14,063	14,616	14,011	14,606

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2008 (unaudited)	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$2,573	$3,261
Accounts receivable, net of allowance of $100 and $90 at June 30, 2008 and December 31, 2007, respectively	6,059	6,994
Inventories	12,701	9,219
Deferred tax assets, net	647	674
Other current assets	227	372
Total current assets	22,207	20,520

Property, plant and equipment, net	9,299	9,680
Deferred tax assets, net	9,048	9,358
Other assets, net	67	93
Total assets	$40,621	$39,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,772	$2,301
Accrued liabilities	1,382	1,856
Total current liabilities and total liabilities	4,154	4,157

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000shares authorized, including 30,000 shares of series D junior participating; no shares outstanding	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 13,787,429 shares issued and 13,769,792 shares outstanding as of June 30, 2008, and 13,499,541 shares issued and 13,481,904 shares outstanding as of December 31, 2007	138	135
Additional paid-in capital	41,809	41,358
Accumulated deficit	(5,199)	(5,718)
	36,748	35,775
Less: Treasury shares, at cost, 17,637 common shares at June 30, 2008 and December 31, 2007	(281)	(281)
Total stockholders’ equity	36,467	35,494

Total liabilities and stockholders’ equity	$40,621	$39,651